Exhibit 10.1

REORGANIZATION AND PURCHASE AGREEMENT

By and Among

ARC REHABILITATION SERVICES, LLC,

ATHLETIC & REHABILITATION CENTER, LLC,

MATTHEW J. CONDON,

KEVIN O’ROURKE

AND

U.S. PHYSICAL THERAPY, LTD.

(THE PURCHASER)

Dated as of December 13, 2013

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EXHIBITS

Re-number Exhibits

Exhibit A	Certificate of Formation of the General Partner
Exhibit B	Limited Liability Company Agreement of the General Partner
Exhibit C	Seller Contribution Agreement
Exhibit D	Certificate of Formation of Limited Partnership
Exhibit E	Assignment of Purchased Interests
Exhibit F	Amended and Restated Agreement of Limited Partnership
Exhibit G	Note
Exhibit H	Guaranty
Exhibit I	Locations
Exhibit J	Employment Agreements
Exhibit K	Management Agreement
Exhibit L	Non-Competition Agreements
Exhibit M	Director Employment Agreement Form
Exhibit N	Leases
Exhibit O	Seller Counsel Legal Opinion

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REORGANIZATION AND PURCHASE AGREEMENT

This REORGANIZATION AND PURCHASE AGREEMENT is dated as of December 13, 2013, by and among ARC Rehabilitation Services, LLC, a Missouri limited liability company (“ARC Services”), Athletic & Rehabilitation Center, LLC, a Missouri limited liability company (“ARC Center”), Matthew J. Condon (“Condon”), Kevin O’Rourke (“O’Rourke”) and U.S. Physical Therapy, Ltd., a Texas limited partnership (the “Purchaser”). (ARC Services and ARC Center are sometimes collectively referred to as the “Sellers” or individually as a “Seller”); Condon and O’Rourke are sometimes collectively referred to as the “Owners” or individually as an “Owner”)

RECITALS

A. Condon and his spouse own all of the issued and outstanding stock of Condon Management Services, Inc. (“Condon Management”) and O’Rourke and his spouse own all of the issued and outstanding stock of O’Rourke Management Services, Inc. (“O’Rourke Management”); Condon Management and O’Rourke Management own, in equal shares, all of the issued and outstanding Capital Stock of ARC Investment Services, LLC, which in turn owns all of the issued and outstanding Capital Stock of the Sellers, each of which has been, and will continue to be until immediately prior to the Pre-Closing Reorganization, engaged in the Business.

B. The Sellers and Purchaser, formed or caused to be formed ARC Physical Therapy Plus, Limited Partnership, a Texas limited partnership (“Partnership”), and ARC PT Management GP, LLC, a Texas limited liability company and sole general partner of Partnership (the “General Partner”), to succeed to the Business of the Sellers and caused Partnership to be qualified to do business in Kansas and Missouri in accordance with applicable law (collectively the “Pre-Closing Reorganization”), all as provided in this Agreement;

C. Immediately subsequent to the Pre-Closing Reorganization, and on the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall, in consideration of the Closing Purchase Price, purchase (or cause one or more of its Affiliates to purchase) from the Sellers (A) one hundred percent (100%) of the membership interests in the General Partner (the General Partner holds a 1% interest in the Partnership) and (B) 89% of the LP Interests. In connection with these transactions, the Sellers shall assign their remaining LP Interests to certain individuals who shall in turn contribute those LP Interests to ARC Equity Partners.

D. As a result of the consummation of the Pre-Closing Reorganization and the Closing, all on and subject to the terms and conditions herein set forth, at the Effective Time: (i) ARC Equity Partners shall own 10% of the Partnership Interests, all of which shall be LP Interests; (ii) the Purchaser shall own or, as the sole owner of the General Partner, control, ninety percent (90%) of the Partnership Interests, including (A) all of the GP Interests and (B) eighty-nine percent (89%) of the LP Interests; and (iii) Partnership shall engage in the Business.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser, the Owners and the Sellers hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In addition to the terms defined elsewhere herein, the terms below are defined as follows:

“Accounts Receivable” means all accounts and notes receivable relating to the Business.

“Affected Employees” has the meaning set forth in Section 7.1(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family, and any Person who is controlled by any such member or trust. For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Reorganization and Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Agreement of Limited Partnership” means the agreement of limited partnership of Partnership in the form of Exhibit F, to be executed and delivered by ARC Equity Partners and the Purchaser at Closing.

“Ancillary Agreements” means the Assignment, the Agreement of Limited Partnership, the Employment Agreements, the Management Agreement, the Non-Competition Agreement, the Pre-Closing Reorganization Documents, Management Services Agreement, Employment Agreement, Director Employment Agreements and all other instruments, certificates and other agreements entered into by the Sellers and/or Owners in connection with the consummation of the transactions contemplated by this Agreement.

“ARC Equity Partners” means ARC Equity Partners, LLC, a Missouri limited liability company owned by Condon, Weeks and Stewart.

“Assignment” means the assignment of purchased interests in the form of Exhibit E to be executed and delivered by the Seller at Closing.

“Balance Sheet Date” means October 31, 2013.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation, executive compensation, bonus or incentive plan, any cafeteria plan or any holiday or vacation plan or practice.

“Business” means the business of Partnership as now conducted (and the business of the Sellers as conducted prior to the consummation of the Pre-Closing Reorganization), including the business of providing outpatient physical and occupational therapy services, including pre- and post-operative care and treatment for orthopedic-related disorders, sport related injuries, preventative care, rehabilitation of injured workers and neurological-related injuries from the locations and in the areas identified on the attached Exhibit I.

“Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in Houston, Texas are authorized or required to close.

“Capitalized Lease Obligations” means the obligations of a Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, and (b) with respect to any Person that is not a corporation, any and all partnership, limited liability or membership interests or other equity interests of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., as amended.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date Indebtedness” means the Indebtedness of the Sellers as of the Closing Date.

“Closing Cash Consideration” has the meaning set forth in Section 3.1(c).

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Transaction Expenses” has the meaning set forth in Section 3.1(b).

“Closing Purchase Price” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Condon” has the meaning set forth in the introductory paragraph of this Agreement.

“Constituent of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

“Contracts” has the meaning set forth in Section 5.11.

“Damages” has the meaning set forth in Section 9.2(a).

“Direct Claim” has the meaning set forth in Section 9.3(c).

“Effective Time” has the meaning set forth in Section 4.1.

“Employment Agreements” means the employment agreements with Condon, Brian Stewart and Jeff Weeks, in the form of Exhibit J hereto.

“Environmental Claims” means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from an alleged injury or threat of injury to human health and safety or the environment.

“Environmental Condition” means a condition with respect to the environment, which has resulted or could reasonably be expected to result in a material loss, liability, cost or expense to the Business or the Sellers.

“Environmental Law” means any Law, administrative interpretation, administrative order, consent decree or judgment, or common law relating to the environment, human health and safety, including CERCLA, and any state and local counterparts or equivalents.

“Environmental Permits” mean all Permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“ERISA Affiliate” means any Person that, together with the Seller, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Estimated Dispute Amount” has the meaning set forth in Section 9.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“General Partner” has the meaning set forth in Recital B to this Agreement.

“General Partner Formation” has the meaning set forth in Section 2.1(i).

“Governmental Authority” means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

“GP Formation Documents” has the meaning set forth in Section 4.2(i).

“GP Interests” has the meaning set forth in Section 2.1(ii).

“Guaranty” has the meaning set forth in Section 3.1.

“Immediate Family Relationship” means husband or wife; birth or adoptive parent, child or sibling; stepparent; stepchild; stepbrother or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law; grandparent or grandchild; and spouse of a grandparent or grandchild.

“Indebtedness” means with respect to any Seller, at any date, without duplication, (a) all obligations of such Seller for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Seller evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Seller to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Seller to reimburse any bank or other Seller in respect of amounts paid under a letter of credit or similar instrument, and (e) all indebtedness of any other Person of the type referred to in clauses (a) to (d) above directly or indirectly guaranteed by such Seller or secured by any assets of such Seller, whether or not such Indebtedness has been assumed by such Seller.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Intellectual Property Right” means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right, in each case which is used or held for use or otherwise necessary in connection with the conduct of the Business.

“IRS” means the Internal Revenue Service.

“Law” means any federal, foreign, state or local statute, law, including common law, rule, regulation, ordinance, code, permit or license.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Seller will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“LP Interests” has the meaning set forth in Section 2.1(ii).

“Management Agreement” means that certain Management Agreement dated the date hereof between U.S. PT Management, Ltd., an Affiliate of the General Partner, and Partnership, in the form of Exhibit K hereto.

“Material Adverse Effect” means (i) with respect to the Sellers, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Sellers and Partnership taken as a whole and (ii) with respect to the Purchaser, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Purchaser and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity or any interpretation thereof if promulgated by a governmental agency or court of competent jurisdiction, or (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, except, in the case of clauses (a), (b), (c) and (e), to the extent the effect on the Sellers and Partnership taken as a whole, is disproportionate to the effect on other participants engaged in a business that (i) is substantially similar to the Business operated by the Sellers immediately prior to the Pre-Closing Reorganization or (ii) otherwise involves the physician or other healthcare provider market for whose benefit the Business relates.

“Minimum Cash Balance” has the meaning set forth in Section 7.9.

“Non-Competition Agreements” means the non-competition agreements among the Owners, the Sellers and the Purchaser in substantially the form of Exhibit L hereto.

“Note” has the meaning set forth in Section 3.1(d).

“Order” means any judgment, injunction, judicial or administrative order or decree.

“Ordinary Course of Business” means, with respect to either Seller, the ordinary course of business of such Seller, consistent with such Seller’s past practice and custom, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry, and in the case of accounts payable and accounts receivables, with respect to the timing, posting, payment and collection thereof.

“Owners” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent” means U.S. Physical Therapy, Inc., a Nevada corporation and ultimate parent corporation of Purchaser.

“Partnership” has the meaning set forth in Recital B to this Agreement.

“Partnership Assumed Liabilities” has the meaning set forth in Section 7.2(b).

“Partnership Formation” has the meaning set forth in Section 2.1(ii).

“Partnership Formation Documents” has the meaning set forth in Section 4.2(i).

“Partnership Interests” has the meaning set forth in Section 2.1(ii).

“Permit” has the meaning set forth in Section 5.14(b).

“Permitted Lien” means (a) mechanics’ Liens, workmen’s Liens, carriers’ Liens, repairmen’s Liens, landlord’s Liens, and (b) statutory Liens for Taxes, assessments and other similar governmental charges that are not overdue.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

“Pre-Closing Reorganization” has the meaning specified in Recital B to this Agreement and in Section 2.1(ii) of this Agreement.

“Pre-Closing Reorganization Documents” has the meaning set forth in Section 4.2(i).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or before the Closing Date.

“Prime Rate” means a per annum rate of interest equal to the rate of interest published as of the specified date by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Property” means any real property and improvements at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by the Seller.

“Purchased Interests” means (i) 100% of all of the issued and outstanding Capital Stock of the General Partner (with the General Partner holding a 1% interest in the Partnership) and (ii) 89% of the LP Interests of Partnership, to be purchased by the Purchaser on the Closing Date immediately after consummation of the Pre-Closing Reorganization, subject to the terms and conditions of this Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Qualifications” has the meaning set forth in Section 2.1(ii).

“Real Property” has the meaning set forth in Section 5.15(b).

“Reference Financial Statements” means the statements of income for the twelve months ended October 31, 2013, along with internally prepared balances as of October 31, 2013 for accounts receivable, accounts payable, cash, fixed assets, all of which are attached hereto as Schedule 5.7.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any Property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

“Retained Liabilities” has the meaning set forth in Section 7.2(b).

“Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.

“Selected Representations and Warranties” means the representations and warranties contained in Sections 5.2 (Authorization; Enforceability), 5.3 (Governmental Authorization), 5.9 (Tax Matters), 5.14 (Compliance with Laws; Permits), 5.17 (Environmental Matters), 5.22 (Credentialing), 5.24 (Federal Health Care Programs), 5.25 (Billing; Gratuitous Payments), 5.26 (Reimbursement Matters).

“Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Benefit Plans” has the meaning set forth in Section 5.18(a).

“Seller Retained Assets” has the meaning set forth in Section 7.2(a).

“Seller Shares” means 100% of the issued and outstanding shares of Capital Stock of the Sellers.

“Stewart” means Brian Stewart.

“Subsidiary” means, with respect to any Seller, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Seller, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Seller, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by either of the Sellers, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of either of the Sellers for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Sellers for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of either of the Sellers for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax-Sharing Agreements” means all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on either of the Sellers.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

“Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses, liabilities or obligations of Owners or Sellers or any of their respective Affiliates, relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby incurred outside the Ordinary Course of Business, including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of Sellers or Partnership, (b) any fees or expenses associated with obtaining the release and termination of any Liens or Indebtedness, (c) all brokers’ or finders’ fees, and (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, and (e) any awarded discretionary bonuses, sale, change of control, “stay-around,” retention, success or similar bonuses, severance or other payments to any Person in connection with or upon the consummation of the transactions contemplated hereby, in all cases, whether payable prior or on the Closing Date or thereafter.

“Weeks” means Jeff Weeks.

Section 1.2 Certain Interpretive Matters When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the Schedules will apply only to its corresponding Section or subsection of this Agreement. To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “Business Day.”

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

(c) All references to the “knowledge of Seller” or to words of similar import will be deemed to be references to the actual knowledge of at least one of the Owners, and will include such knowledge as an Owner would have had after reasonable inquiry of the managers of the respective clinics owned and operated by the Sellers.

ARTICLE II

PRE-CLOSING REORGANIZATION, SALE AND PURCHASE

Section 2.1 Pre-Closing Reorganization On the Closing Date but at or prior to the Closing, the Sellers and the Owners shall have consummated, or cause to have been consummated, the following transactions to effect a reorganization of the Business conducted by Sellers:

(i) Sellers have formed the General Partner, and transferred and conveyed a one percent (1%) undivided interest in all of the assets of Sellers (other than the Seller Retained Assets) to the General Partner in exchange for one hundred percent (100%) of the membership interests in the General Partner (the “General Partner Formation”); and

(ii) Immediately following the General Partner Formation and immediately prior to the Closing (the following paragraphs (A) through (E), collectively, the “Partnership Formation”): (A) Sellers and the General Partner have formed Partnership; (B) Sellers have transferred and conveyed to Partnership a ninety-nine percent (99%) undivided interest in all of the assets of Sellers (other than the Seller Retained Assets) in exchange for a limited partnership interest in Partnership (the “LP Interests”), which LP Interests will constitute ninety-nine percent (99%) of the total ownership interests in Partnership, and Partnership has assumed those liabilities of Sellers set forth on Schedule 7.2(b)(i); (C) the General Partner has transferred and conveyed to Partnership the one percent (1%) undivided interest of the assets in Sellers (other than the Seller Retained Assets) received as part of the General Partner Formation in exchange for all of the general partnership interests in Partnership (the “GP Interests”), which GP Interests constitutes one percent (1%) of the total ownership interests in Partnership (the LP Interests and the GP Interests, collectively the “Partnership Interests”); and (D) each of Partnership and the General Partner has qualified to do business in Kansas and Missouri in accordance with applicable law (collectively, the “Qualifications”) (the transactions described in clauses (i) and (ii) of this Section 2.1, collectively the “Pre-Closing Reorganization”); and

(iii) Immediately following the Pre-Closing Reorganization and prior to the Closing, ARC Services shall assign a one percent (1%) LP Interest to each of Weeks and Stewart.

(iv) Simultaneously with the Closing, (A) the Sellers shall assign their LP Interests not included in the Purchased Interests to Condon and (B) Condon, Weeks and Stewart shall contribute all of their LP Interests to ARC Equity Partners.

Section 2.2 Purchase and Sale of Purchased Interests. Immediately following the Pre-Closing Reorganization and the transactions contemplated by Section 2.1(iii), and simultaneously with the transactions contemplated by Section 2.1(iv), and upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers agree to sell to the Purchaser, and the Purchaser shall purchase (or Purchaser shall cause one or more of its Affiliates to purchase) from the Sellers, the Purchased Interests, free and clear of all Liens. The Sellers shall pay any Taxes payable with respect to the transfer of Purchased Interests to the Purchaser.

ARTICLE III

PURCHASE PRICE AND CLOSING PAYMENTS

Section 3.1 Closing Purchase Price In consideration for the conveyance by the Sellers to the Purchaser of the Purchased Interests, at the Closing, the Purchaser will pay, or cause to be paid, the amount of Thirty Five Million Nine Hundred Fifty Five Thousand Dollars ($35,955,000) (the “Closing Purchase Price”), payable as follows:

(a) an amount of cash by wire transfer of immediately available funds sufficient to satisfy in full the Closing Date Indebtedness, to the applicable lender(s) or other payee(s) and in the amounts set forth on Schedule 3.1(a), to the bank account(s) designated in writing by such lenders or other payee(s) no later than the second Business Day prior to Closing;

(b) an amount of cash by wire transfer of immediately available funds sufficient to satisfy in full all of the Transaction Expenses not paid by Sellers prior to Closing, to the payees and in the amounts set forth on Schedule 3.1(b) (the “Closing Date Transaction Expenses”), to a bank account(s) designated in writing by such payees no later than the second Business Day prior to Closing;

(c) Thirty Five Million Four Hundred Fifty Five Thousand Dollars ($35,455,000), less an amount equal to the sum of the Closing Date Indebtedness and the Closing Date Transaction Expenses, in cash to Sellers by wire transfer of immediately available funds to the account or accounts designated in writing by the Sellers, such designation to occur no later than the second Business Day prior to Closing (such amount, together with the amounts payable under clauses (a) and (b) above, collectively, the “Closing Cash Consideration”); and

(d) Five Hundred Thousand Dollars ($500,000) by the issuance by the Purchaser to Sellers’ designee(s) of a two-year promissory note payable to the Seller in the aggregate original principal amount of Five Hundred Thousand Dollars ($500,000), in the form attached hereto as Exhibit G (the “Note”). The Note shall (i) bear interest at the annual rate equal to Prime Rate (which shall be re-set, as applicable, on the one-year anniversary of the Closing Date) payable in two (2) equal installments of principal (plus accrued and unpaid interest) on the first and second anniversary of the Closing Date, (ii) provide for prepayments, without penalty, at any time by the Purchaser and (iii) be unconditionally guaranteed by the Parent (the “Guaranty”).

ARTICLE IV

CLOSING AND CLOSING DELIVERIES

Section 4.1 The Closing. The Pre-Closing Reorganization, the other transactions contemplated by Section 2.1 and the closing of the sale and purchase of the Purchased Interests (the “Closing”) is taking place on December 13, 2013, by Federal Express or by the exchange of all applicable signature pages via facsimile or other electronic transmission. The date upon which the Closing occurs is herein referred to as the “Closing Date.” The Closing shall be effective as of 11:59:59 p.m. on the Closing Date. The time at which the Closing of the purchase and sale of the Purchased Interests becomes effective is herein called the “Effective Time.”

Section 4.2 Deliveries of Sellers and the Owners At the Closing, the Sellers and the Owners will deliver, or cause to be delivered, to the Purchaser:

(i) all documents necessary to evidence consummation of the Pre-Closing Reorganization (collectively, the “Pre-Closing Reorganization Documents”) duly executed by the Sellers, Owners, the General Partner or Partnership, as applicable, including: (A) the Certificate of Formation of the General Partner and the Limited Liability Company Agreement of the General Partner, true and correct copies of which are attached hereto as Exhibit A and Exhibit B, respectively; (C) the Sellers’ Contribution Agreements to effect the GP Formation, a true and correct copy of which is attached hereto as Exhibit C (such Exhibit A, Exhibit B and Exhibit C, collectively, the “GP Formation Documents”); (D) the Certificate of Formation of Partnership, a true and correct copy of which is attached hereto as Exhibit D, (E) the Sellers’ Contribution Agreements to effect the Partnership Formation, a true and correct copy of which is attached hereto as Exhibit E (such Exhibit D and Exhibit E, collectively, the “Partnership Formation Documents”); (F) the foreign qualification applications to qualify each of the General Partner and Partnership to do business in Kansas and Missouri, to effect the Qualifications; and (G) such other documents as may be reasonably necessary to consummate the Pre-Closing Reorganization (the items in clauses (A) through (G) collectively, the “Pre-Closing Reorganization Documents”), as well as all documents reasonably necessary to effect the other transactions contemplated by Section 2.1;

(ii) a certificate of the secretary of each of the Sellers certifying as to the Sellers’ respective operating agreements and each of the Pre-Closing Reorganization Documents;

(iii) evidence or copies of the consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement that are listed in Schedule 5.4;

(iv) each Ancillary Agreement (other than those provided under clause (i) above) required to be executed and delivered by parties other than the Purchaser or its Affiliates;

(v) pay-off letters executed and delivered from all holders of the Closing Date Indebtedness, which pay-off letters set forth the term and conditions of payment and satisfaction in full of all such Closing Date Indebtedness and release of all Liens, if any, granted by Sellers or Owners and existing as of the Closing Date;

(vi) resignations of the managers and officers, if any, of the General Partner and the officers of Partnership;

(vii) the opinion of Seigfreid Bingham, in substantially the form of Exhibit O; and

(viii) executed employment agreements (along with noncompetition and non-solicitation agreements) in the form of Exhibit M between the Partnership and each of the directors (“Director Employment Agreements”); and

(ix) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

Section 4.3 Deliveries by Purchaser At the Closing, the Purchaser will deliver, or cause to be delivered, to the Sellers (and Owners in the case of item (i)):

(i) the Closing Cash Consideration to the payees, Sellers and Owners, as applicable by wire transfer of immediately available funds to the accounts specified pursuant to Section 3.1;

(ii) the Note in the form of Exhibit G executed by the Purchaser;

(iii) the Guaranty in the form of Exhibit H executed by the Parent;

(iv) each Ancillary Agreement required to be duly authorized and delivered by the Purchaser or its Affiliates; and

(v) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS AND THE OWNERS

The Sellers and the Owners jointly and severally represent and warrant to the Purchaser as of the time immediately prior to the consummation of the Pre-Closing Reorganization, except if expressly provided as of another time, as follows:

Section 5.1 Corporate Existence and Power Each of the Sellers (i) is a limited liability company duly organized and validly existing in good standing under the laws of the State of Missouri, (ii) has the corporate power required to carry on the Business as now conducted and (iii) is duly qualified to conduct business as a foreign entity and is in good standing in the State of Kansas.

Section 5.2 Authorization; Enforceability As of Closing, the execution, delivery and performance of this Agreement by the Sellers and the Owners and of each of the Ancillary Agreements by the Sellers or the Owners (to the extent it will be a party thereto at the Closing) are within each such party’s powers and have been duly authorized by all necessary actions, and no other action on the part of any such party is necessary to authorize this Agreement or any of the Ancillary Agreements to which any such party is a party at the Closing. As of Closing, this Agreement has been, and each of the Ancillary Agreements to which the Sellers or the Owners is a party at the Closing, have been duly executed and delivered by such party, as applicable. Assuming the due execution by the Purchaser, as applicable, this Agreement constitutes, and each Ancillary Agreement to which the Sellers or the Owners is a party at the Closing, constitutes as of the Effective Time, valid and binding agreements of each such party, enforceable against each such party in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 5.3 Governmental Authorization Except as disclosed in Schedule 5.3, as of Closing, the execution, delivery and performance by the Sellers and the Owners of this Agreement and each Ancillary Agreement to which the Sellers or the Owners is a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

Section 5.4 Non-Contravention; Consents Except as disclosed in Schedule 5.4, as of Closing, the execution, delivery and performance by the Sellers and the Owners of this Agreement and each Ancillary Agreement to which the Sellers or the Owners is a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not (a) violate the Sellers’ respective limited liability company operating agreements as in effect either before or after the Pre-Closing Reorganization, (b) to the knowledge of Sellers or Owners, violate any applicable Law or Order, (c) to the knowledge of Sellers or Owners, require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of either Seller or Partnership or any licenses to which either Seller or Partnership is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of either of the Sellers or, to the knowledge of Sellers or Owners, Partnership or to a material loss of any benefit to which either of the Sellers or, to the knowledge of Sellers or Owners, Partnership is entitled under, any Contract, agreement or other instrument binding upon either of the Sellers or any license, franchise, Permit or other similar authorization held by the Sellers, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of either of the Sellers, or, to the knowledge of Sellers or Owners, the General Partner or Partnership.

Section 5.5 Capitalization At Closing, (i) all shares of the outstanding Capital Stock of the Sellers are owned of record and beneficially by the Owners as described in the Recitals to this Agreement, and (ii) all such shares of Capital Stock of the Sellers are duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights and other Liens and were issued in compliance with applicable corporate and securities laws.

(b) Immediately after the consummation of the Pre-Closing Reorganization and immediately prior to the Closing of the purchase and sale of the Purchased Interests, (i) the total outstanding Capital Stock of Partnership are owned of record and beneficially (A) 1% by the General Partner, (B) 97% by the Sellers, and (C) 1% by each of Stewart and Weeks, and (ii) the total outstanding Capital Stock of the General Partner is owned of record and beneficially by the Sellers, in each case, free of preemptive rights and other Liens and were issued in compliance with applicable limited partnership or limited liability company laws, as applicable. Immediately after the consummation of the Pre-Closing Reorganization, and prior to the Closing, the General Partner is the sole general partner of Partnership and the General Partner, Sellers, Weeks and Stewart together own of record and beneficially 100% of the Capital Stock of Partnership, free and clear of all Liens and preemptive rights. Upon consummation of the transactions contemplated by this Agreement, at the Effective Time (x) the Purchaser will acquire good, valid and indefeasible title to all of the Purchased Interests, free and clear of all Liens, and which interests will represent as of the Effective Time (A) 100% of the issued and outstanding Capital Stock of the General Partner, which General Partner in turn owns 1% of the issued and outstanding Capital Stock of Partnership and (B) 89% of the issued and outstanding Capital Stock of Partnership, and (y) ARC Equity Partners will hold 10% of the issued and outstanding Capital Stock of Partnership.

(c) Except as set forth on Schedule 5.5, immediately before and after the consummation of the Pre-Closing Reorganization and as of the Effective Time, (i) there were no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible securities or other rights, agreement, arrangements or commitments of any character relating to the shares of Capital Stock of the Sellers or obligating Sellers to issue, sell or otherwise cause to become outstanding any shares of its Capital Stock and (ii) there were no outstanding contractual obligations of the Sellers to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Sellers or interests in the Sellers or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Immediately before and after the Pre-Closing Reorganization and as of the Effective Time, (x) there are no voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of any of the shares of Capital Stock of a Seller and (y) there are no outstanding or authorized stock or other equity appreciation, phantom stock participation or similar rights with respect to the Sellers.

Section 5.6 Subsidiaries. Except as set forth in Schedule 5.6 and the Sellers’ interest in each of the General Partner and Partnership, neither of the Sellers owns any Capital Stock or other equity or ownership or proprietary interest in any Person.

Section 5.7 Financial Statements The Sellers heretofore furnished the Purchaser with a true and complete copy of the Reference Financial Statements which are attached hereto as Schedule 5.7. The Reference Financial Statements have been derived from the books and records of the Sellers, are true and correct in all material respects, and fairly and accurately present in all material respects the financial position of the Sellers at the respective dates thereof and the results of the operations of the Sellers for the periods indicated.

(b) The books of account, minute books, stock record books and other records of the Sellers, all of which have been made available to the Purchaser, are complete and correct in all material respects.

Section 5.8 No Undisclosed Liabilities There are no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of either of the Sellers other than (a) liabilities fully provided for in the Reference Financial Statements, (b) liabilities specifically disclosed in Schedule 5.8, and (c) other undisclosed liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business that would have a Material Adverse Effect on the Purchaser. Except as disclosed on Schedule 5.8, none of the Sellers or the Owners has any such liability to any former member of either of the Sellers with respect to the purchase of their membership interests of either of the Sellers or otherwise and the consummation of the transaction contemplated by this Agreement will not otherwise give rise to any such liability.

Section 5.9 Tax Matters Except as disclosed in Schedule 5.9:

(i) Neither of the Sellers currently has any liability for U.S. federal income Taxes other than for the 2013 income tax year, the Taxes related to which will be paid when due by the Sellers;

(ii) all Tax Returns required to be filed with any Governmental Authority on or before the Closing by or on behalf of the Sellers have been duly filed on a timely basis in accordance with all applicable Laws;

(iii) at the time of their filings all such Tax Returns were complete and correct in all material respects;

(iv) there are no known Liens for Taxes upon any assets of the Sellers, except Liens for Taxes not yet due for current Tax periods ending after the date of this Agreement;

(v) there are no outstanding deficiencies, assessments or written proposals for the assessment of Taxes proposed, asserted or assessed against the Sellers, and, to the knowledge of the Sellers, no grounds exist for any such assessment of Taxes;

(vi) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted to or applied for by either of the Sellers;

(vii) none of the Tax Returns of the Sellers are the subject of an action, suit, proceeding, audit or examination by a Governmental Authority; and

(viii) each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other party.

(b) In connection with the Pre-Closing Reorganization, no election was filed by Sellers to cause the General Partner or Partnership to be treated as an association taxable as a corporation for U.S. federal income tax purposes for any period commencing with the consummation of the Pre-Closing Reorganization.

Section 5.10 Absence of Certain Changes Except as disclosed in Schedule 5.10 or as expressly contemplated by this Agreement, since the Balance Sheet Date to the time immediately prior to the consummation of the Pre-Closing Reorganization, each of the Sellers has conducted the Business in the Ordinary Course of Business and, to the knowledge of Sellers, there has not been any event, occurrence, development or circumstances which has had or which would reasonably be expected to have a Material Adverse Effect.

Section 5.11 Contracts Except as specifically disclosed in Schedule 5.11, neither of the Sellers is a party to or bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (collectively, “Contracts”).

(b) Each Contract disclosed in or required to be disclosed in Schedule 5.11 is a valid and binding agreement of a Seller and, to the knowledge of Sellers, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither a Seller nor, to the knowledge of Sellers, any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Contract. The Sellers have delivered or made available to the Purchaser true and complete originals or copies of all Contracts disclosed in or required to be disclosed in Schedule 5.11.

Section 5.12 Insurance Coverage Schedule 5.12 contains a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers and directors of Sellers and a list of all claims pending as of the Balance Sheet Date and the Closing Date under any such policies or bonds, including a description of the background and status of such claims. There is no claim by a Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and each of the Sellers has complied with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect and, to the knowledge of Sellers, are issued by a duly licensed insurance carrier authorized to conduct the business of insurance in the States of Missouri and Kansas. Neither of the Sellers has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Since the last renewal date of any insurance policy, to the knowledge of Sellers, there has not been any adverse change in the relationship of either of the Sellers with their respective insurers or the premiums payable pursuant to such policies.

Section 5.13 Litigation Except as disclosed in Schedule 5.13, there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Sellers, threatened, against or affecting a Seller before any court or arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and any Ancillary Agreements to which either of the Sellers or the Owners is a party at Closing. Neither of the Sellers has knowledge of any valid basis for any such action, suit, investigation, arbitration or proceeding against or affecting a Seller or the Business. To the knowledge of Sellers or Owners, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against either of the Sellers or the Owners.

Section 5.14 Compliance with Laws; Permits Except as described in Schedule 5.14(a), each Seller has complied in all material respects with all Laws with respect to the Business. To the knowledge of Sellers, no event has occurred or circumstance exists which, after notice or lapse of time or both, would constitute noncompliance in any material respect by a Seller or give rise to any future liability of a Seller with respect to any Law heretofore or currently in effect. To the knowledge of Sellers, neither of the Sellers nor Owners has received notice from any Governmental Authority of any such event or circumstance, or of any violation by a Seller of any Law. Neither the use, condition nor other aspect of any of the assets of the Business or other right, property or asset used in or associated with the Business, to the knowledge of Sellers, is or has been in violation of any applicable Law. Except as set forth in Schedule 5.14(a), neither Seller has received written notice of any material violation of any Law, or any potential liability under any Law, relating to the operation of the Business or to any of its assets, operations, processes, results or products, nor is either Seller aware of any such violation or potential liability.

(b) Schedule 5.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the “Permits”) issued and held by or on behalf of either of the Sellers to carry on the Business as currently conducted by a Seller. Except as disclosed in Schedule 5.14(b), each of the Sellers is the authorized legal holder of the Permits, and each Permit is valid and in full force and effect. Neither of the Sellers is in default under, and, to the knowledge of Sellers, no condition exists that with notice or lapse of time or both would constitute a default or could give rise to a right of termination, cancellation or acceleration under, any Permit held by a Seller.

Section 5.15 Assets; Properties; Sufficiency of Assets Neither of the Sellers owns any Real Property assets as of the Effective Time. Schedule 5.15 sets forth a list of all real property assets leased by a Seller (the “Real Property”). The Sellers collectively are, to their knowledge, tenants in good standing thereunder (with a right of quiet enjoyment therein) and all rents due under such leases have been paid. Neither of the Sellers nor, to the knowledge of Sellers, any other party to any such lease is in default or breach in any material respect (with or without due notice or lapse of time or both) under the terms of any such lease. Sellers are in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant. Neither of the Sellers has received any written notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to the knowledge of Sellers, no such proceeding has been threatened or commenced. To the knowledge of Sellers, each item of Real Property has adequate Utilities (as hereinafter defined) of a capacity and condition to serve adequately such Real Property (with due regard for the use to which such Real Property is presently being put). For purposes of this Agreement, the term “Utilities” means all of the following: water distribution and service facilities; sanitary sewers and associated installations; storm sewers; storm retention ponds and other drainage facilities; electrical distribution and service facilities; telephone, and similar communication facilities; heating, ventilating, cooling and air conditioning systems and facilities; natural gas distribution and service facilities; fire protection facilities; garbage compaction and collection facilities; and all other utility lines, conduit, pipes, ducts, shafts, equipment, apparatus and facilities.

(a) All tangible personal property of the Sellers that is materially used in the Business is in all material respects in good repair and operating condition (subject to normal maintenance requirements and normal wear and tear excepted).

(b) The property and assets of Partnership constitute all of the properties and assets used in the Business (and of the Sellers prior to the Pre-Closing Reorganization), other than the Seller Retained Assets, and such property and assets (together with the Employment Agreement), are sufficient to conduct the Business as currently conducted by Partnership (and previously conducted by Sellers prior to the Pre-Closing Reorganization).

Section 5.16 Intellectual Property Schedule 5.16 sets forth a list of all Intellectual Property Rights which are owned by either of the Sellers or which either of the Sellers is a licensor or licensee for use in the Business.

(b) Except as disclosed in Schedule 5.16:

(i) All of the Intellectual Property Rights used in the conduct of the Business as currently conducted are set forth in Schedule 5.16;

(ii) To the knowledge of Sellers, the conduct of the Business by Sellers as currently conducted does not infringe upon any Intellectual Property Right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the knowledge of Sellers, threatened, that, in either case, involves a claim of infringement by a Seller of any Intellectual Property Right of any third party, or challenging a Seller’s ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 5.16. Neither of the Sellers has any knowledge of any basis for any such claim of infringement and no knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 5.16;

(iii) To the knowledge of Sellers, no Intellectual Property Right listed or required to be listed in Schedule 5.16 is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller or restricting the licensing thereof by Sellers to any Person, other than with respect to standard and customary restrictions associated with commercially available third party software to which Sellers have a valid right to use in connection with the Business; and

(iv) Neither of the Sellers has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

Section 5.17 Environmental Matters Except as disclosed in Schedule 5.17:

(i) Neither of the Sellers has, and to the knowledge of Sellers no other Person has, generated, recycled, used, treated or stored on, transported to or from, or Released or disposed on, the Property any Constituents of Concern or, to the knowledge of the Sellers, on any property adjoining or adjacent to any Property, except in compliance in all material respects with Environmental Laws;

(ii) There are no pending Environmental Claims against either of the Sellers or, to the knowledge of Sellers, threatened Environmental Claims against a Seller or to the knowledge of Sellers, pending or threatened Environmental Claims against any Property;

(iii) To the knowledge of Sellers, neither of the Sellers has any liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by a Seller or any other Person).

Section 5.18 Benefit Plans and Material Documents Schedule 5.18(a) sets forth a list of all Benefit Plans with respect to which either of the Sellers or any ERISA Affiliate has or has had prior to the date hereof any material obligation or material liability or which are or were prior to the date hereof maintained, contributed to or sponsored by a Seller or any ERISA Affiliate for the benefit of any current or former employee, officer, director or manager of Seller or any ERISA Affiliate (collectively “Seller Benefit Plans”). With respect to each Seller Benefit Plan, Sellers have delivered or made available to the Purchaser a true and complete copy of each such Seller Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Seller Benefit Plan including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Seller Benefit Plan, if any, and (iv) the most recent determination letter referred to in Section 5.18(d).

(b) Except as disclosed in Schedule 5.18(b), none of the Seller Benefit Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of

the Code. None of the Seller Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA. Except as disclosed in Schedule 5.18(b), none of the Seller Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or life insurance benefits to any current or former employee, officer, director or manager of either of the Sellers or any ERISA Affiliate.

(c) No legal action, suit or claim is pending or, to the knowledge of Sellers, threatened with respect to any Seller Benefit Plan (other than claims for benefits in the ordinary course).

(d) Except as disclosed in Schedule 5.18(d), each Seller Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt under the currently applicable requirements of the Code, and, to the knowledge of Sellers, nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any Seller Benefit Plan or related trust.

(e) All contributions, premiums or payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates.

(f) There has been no amendment to, written interpretation of or announcement (whether or not written) by Seller relating to, or change in employee participation or coverage under, any Seller Benefit Plan that would increase materially the expense of maintaining such Seller Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

(g) Except as disclosed in Schedule 5.18(g), no employee or former employee of either of the Sellers will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

Section 5.19 Affiliate Transactions (a) Except as disclosed in Schedule 5.19, there are no outstanding payables, receivables, loans, advances and other similar accounts between either of the Sellers or the Owners on the one hand, and any of its Affiliates, on the other hand.

(b) Except as disclosed in Schedule 5.19, no director, manager, officer or, to the knowledge of Sellers, any other employee of a Seller, possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of Seller. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 5.19.

Section 5.20 Referral Relationships To the knowledge of Sellers, Sellers generally have good commercial working relationships with its physician referral source, suppliers and employees. Except as otherwise listed on Schedule 5.20, neither of the Owners nor any clinic director of either of the Sellers has an “Immediate Family Relationship” (as defined herein) with any physician who has, or who based on the nature of their practice may, refer patients to a Seller for the provision of rehabilitation services.

Section 5.21 Other Employment Matters

(a) Neither of the Sellers are a party to any labor or collective bargaining agreement.

(b) No labor organization or group of either of the Sellers’ employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving a Seller pending or, to the knowledge of Sellers, threatened by any labor organization or group of employees.

(c) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of Sellers, threatened against or involving either of the Sellers.

(d) There are no complaints, charges or claims against a Seller pending or, to the knowledge of the Sellers, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by a Seller, of any Person, including any claim for workers’ compensation.

(e) Each of the Sellers is in compliance in all material respects with all Laws and Orders in respect of employment and employment practices (including relating to employment or engagement of aliens or similar immigration matters) and the terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice.

(f) Schedule 5.21(f) contains a complete and accurate list of the following information for each employee, officer or director of either of the Sellers, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the Balance Sheet Date; vacation accrued but unused as of a recent date; and service credited as of a recent date for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan or other Seller Benefit Plan; and all bonuses and any other amounts to be paid by a Seller at or in connection with the Closing.

(g) Except as set forth in Schedule 5.21(g), no officer or director of either of the Sellers and, to the knowledge of Sellers, no other employee of a Seller, is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director or (ii) the ability of the Purchaser to conduct the Business after the Effective Time.

Section 5.22 Credentialing Schedule 5.22 sets forth for Seller and its employees all of their respective provider numbers and a list of the licensed providers, outpatient clinics, hospitals or contractors that Sellers have authorized to bill for services utilizing such provider numbers and the type of designation of such facility or service billed.

(b) Neither of the Sellers nor Owners has received notice of any pending or threatened investigation or inquiry (other than routine surveys and audits that have not resulted in an investigation or inquiry) from any Governmental Authority, fiscal intermediary, carrier or similar entity that enforces or administers the statutory or regulatory provisions in respect of any governmental health care program. There are no outstanding judgments orders, writs, injunctions or decrees of any Governmental Authority in respect of any governmental health care program against either of the Sellers or Owners which would result in liability to a Seller in excess of $10,000 (whether or not covered by insurance).

(c) To the knowledge of the Sellers, there is no basis for any material claims against a Seller or an Owner by any third-party payors other than routine audit/claim adjustments. Neither of the Sellers nor Owners has received any written notice that a payor has any claims against it which could result in offsets against future reimbursement other than routine audit/claim adjustments.

Section 5.23 Exclusion Neither of the Owners nor, to the knowledge of Sellers, any other Person with whom a Seller employs or otherwise contracts in any capacity whatsoever, has been excluded from participation in a federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)) where such action could reasonably serve as a basis for the Seller’s suspension or exclusion from the Medicare or any state Medicaid program.

Section 5.24 Federal Health Care Programs Neither of Sellers, their respective Affiliates (including the Owners) or any Person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in a Seller of 5% or more, or who has an ownership or control interest (as defined in Section 1124(a)(3) of the Social Security Act or any regulations promulgated thereunder) in a Seller, or who is an officer, director, manager, agent or managing employee (as defined in 42 C.F.R. Section 1001.1001(a)(i)) of Seller: (i) except as set forth in Schedule 5.24, has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been excluded from participation under any federal health care program; or (iii) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the categories of offenses as described in the Social Security Act Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.

(b) Except as set forth on Schedule 5.24, neither of the Sellers nor Owners has received notice that a third party private payor intends to terminate or fail to renew any contractual arrangement with a Seller or an Owner (or adversely amend or modify any right of reimbursement thereunder) from which a Seller or an Owner derived more than $25,000 in revenue from the Business during 2013.

Section 5.25 Billing; Gratuitous Payments Except as set forth in Schedule 5.25 and except for routine audit/claim adjustments, all billing by, or on behalf of, either of the Sellers or the Owners to third-party payors, including to worker’s compensation and private insurance companies, has been true and complete in all material respects. Neither of the Sellers nor an

Owner has received any notice from any third-party payor that indicates that the Purchaser could not continue to bill in substantially the same manner and structure as such Seller or Owner is billing on the date hereof with respect to the Business.

Section 5.26 Reimbursement Matters Except as disclosed on Schedule 5.26 and except for routine audit/claim adjustments, for the previous three years, neither of the Sellers nor an Owner has received any written notice of denial of payment or overpayment of a material nature from a third party reimbursement source (inclusive of managed care organizations) with respect to items or services provided by such Seller or Owner, other than those which have been finally resolved in any settlement for an amount less than $10,000. Neither of the Sellers nor an Owner is subject to (i) a “focused review” or “probe review” of claims, payments or practices by Medicare, or any applicable carrier, fiscal intermediary or delegated agent of CMS, (ii) a “Corporate Integrity Agreement” or similar government – mandated compliance program, (iii) decertification action or assertion or (iv) written demand for repayment or overpayment or offset by Medicare or Medicaid.

Section 5.27 Finders’ Fees Except as set forth on Schedule 5.27, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of either of the Sellers or the Owners who is, or who to the knowledge of Sellers may claim to be, entitled to any fee or other commission from either the Sellers or the Owners in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 5.28 Accounts Receivable All of the Accounts Receivable reflected on Schedule 5.28 (net of any discount to adjust such balances to allowable reimbursement amounts and net of applicable reserves for doubtful accounts and client refunds as set forth on such Schedule 5.28) are valid and enforceable claims, and services sold and delivered which gave rise to such Accounts Receivable were sold and delivered in the Ordinary Course of Business. Except as set forth in Schedule 5.28, such Accounts Receivable are subject to no known defenses, offsets or recovery in whole or in part by the Persons whose purchase gave rise to such Accounts Receivable or by any third parties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Sellers and Owners as follows:

Section 6.1 Existence and Power The Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas. The Purchaser has the limited partnership power required to carry on its business as now conducted. The Purchaser is duly qualified to conduct business as a foreign limited partnership and is in good standing in each jurisdiction where such qualification is necessary.

Section 6.2 Authorization; Enforceability The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party at the Closing are within the Purchaser’s limited partnership power and have been duly authorized by the partners of the Purchaser and no other limited partnership action on the part of the

Purchaser or any of its partners is necessary to authorize this Agreement or any of the Ancillary Agreements to which the Purchaser is a party at the Closing. Each person executing and delivering this Agreement and all documents to be executed and delivered by Purchaser at Closing has or will have due and proper authority to execute and deliver the same. This Agreement has been, and each of the Ancillary Agreements to which the Purchaser is a party at the Closing has been, duly executed and delivered by the Purchaser. Assuming the due execution and delivery by the Seller and Owner of this Agreement and each of the Ancillary Agreements to which the Purchaser is a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which the Purchaser is a party at the Closing constitutes at the Effective Time, valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 6.3 Governmental Authorization Except as disclosed in Schedule 6.3, the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

Section 6.4 Non-Contravention Except as set forth on Schedule 6.4, the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party at the Closing, and the consummation of the transactions contemplated hereby and thereby, do not (a) violate the certificate of limited partnership or agreement of limited partnership or other similar constituent documents of the Purchaser, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of the Purchaser or any licenses to which the Purchaser is a party), or (d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under, any Contract, agreement or other instrument binding upon the Purchaser or any license, franchise, Permit or other similar authorization held by the Purchaser.

Section 6.5 Pending Claims, Litigation, or Bankruptcy Purchaser is not the subject of any existing, pending, threatened or contemplated (A) Bankruptcy, solvency or other debtor’s relief proceeding, or (B) litigation or other judicial or administrative proceeding, which challenges or could adversely affect Purchaser’s right or ability to enter into this Agreement or to consummate the transactions herein contemplated.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Employees and Benefits The Purchaser agrees that, except for the Owners, individuals who are employed by the Seller immediately prior to the Closing Date and set forth on Schedule 5.21(f) (“Affected Employees”) shall become employees of Partnership as of the date to be determined by Purchaser following the Closing Date, provided that such date is on or before the termination date under the Management Services Agreement; provided further, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by Partnership for any period of time which is not otherwise required by law or contract.

(b) Seller shall retain all liabilities and responsibilities to all Seller Benefit Plans (the “Seller Retained Employee Benefit Plans”) arising prior to the Closing Date. Purchaser shall indemnify Seller for the costs, arising on or after the Closing Date, of the continued participation by Affected Employees and Owner in all Seller Retained Employee Benefit Plans, including accrued and unpaid sick pay and vacation set forth on Schedule 5.21(f) (for which Seller shall provide the cash to cover as part of the Minimum Cash Balance).

(c) Unless and until the date the Purchaser determines in its sole and absolute discretion to move Affected Employees to the Parent’s group employee health and welfare benefit plans or other Benefit Plans, the Purchaser shall cause Partnership to maintain for the benefit of the Affected Employees the Seller Benefit Plans.

(d) Sellers shall pay, from its own funds, the payroll due to Affected Employees for the period ended December 13, 2013 (which is due to be paid on December 20, 2013).

Section 7.2 Seller Retained Assets; Partnership Assumed Liabilities In connection with the consummation of the Pre-Closing Reorganization, Sellers shall transfer and convey all of its assets to the General Partner and Partnership other than (i) the cash, if any, then owned and held by the Seller in excess of the Minimum Cash Balance; (ii) all rights of Seller under this Agreement, the Note, the Guaranty or any of the Ancillary Agreements to which it is a party; (iii) corporate minute books and stock records of Sellers and copies of books and records required to be retained by Sellers in accordance with applicable Law; (iv) tax returns and records of Sellers and any rights to refunds and records in respect of Taxes paid or otherwise owed by Sellers, and (v) all rights, claims, proceeds and causes of action under policies of insurance (such assets listed in items (i) through (v), collectively the “Seller Retained Assets”).

(b) Partnership will assume and accept and thereafter shall pay, perform or discharge: (i) subject to the provisions of Section 7.4, the obligations and liabilities of the Sellers under each of the Contracts set forth on Schedule 5.11 to the extent they arise on or after the Effective Time (the “Assumed Contracts”), except for any Capitalized Lease Obligations, if any; (ii) the accrued and unpaid sick leave and vacation of the employees of the Sellers set forth on Schedule 5.21(f); and (iii) accounts payable and other liabilities arising in the ordinary course of business since the Balance Sheet Date and consistent with historical levels, none of which in any case relates to any breach of contract, breach of warranty, tort, infringement or violation of Law (such liabilities and obligations listed in items (i) through (iv), collectively the “Partnership Assumed Liabilities”).

Sellers shall be responsible for the payment, performance or discharge of all liabilities and obligations of Sellers other than the Partnership Assumed Liabilities, including any Transaction Expenses not satisfied pursuant to Section 3.1(a) or Section 3.1(b) (the “Retained Liabilities”).

Section 7.3 Misdirected Payments

Following the Effective Time, (i) each of the Sellers and Owners will promptly, and in any event, not later than ten Business Days following receipt, forward to Partnership any payments received by either of the Sellers or Owners with respect to any of the Accounts Receivables or with respect to any other assets of Partnership, and any checks, drafts or other instruments payable to either of the Sellers or Owners will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Partnership, (ii) Partnership will promptly forward to Sellers any payments received by Partnership with respect to any Seller Retained Assets, and any checks, drafts or other instruments payable to Sellers shall, when so delivered, bear all endorsements required to effect the transfer of the same to Sellers.

Section 7.4 Nonassignable Contracts, Leases and Permits. In the case of any assets transferred by the Sellers and the General Partner to Partnership in connection with the Partnership Formation which constitute Contracts, leases or Permits that are not by their terms assignable or that require the consent of a third party in connection with such transfer by the Sellers or the General Partner to Partnership, such Contracts, leases or Permits will be deemed not to have been transferred as of the Effective Time unless the consent of such third party has been obtained prior to the Effective Time. If the consent of any third party is not obtained prior to the Effective Time and the Closing occurs notwithstanding the failure to obtain such consent, the Sellers will use commercially reasonable efforts to assist Partnership and the General Partner in such manner as may reasonably be requested by Partnership or the General Partner for the purpose of obtaining such consent promptly. During such period in which the applicable Contract, lease or Permit is not capable of being assigned to Partnership due to the failure to obtain any required consent, the Sellers will make such arrangements as may be necessary to enable Purchaser to receive all the economic benefits under such Contract, lease or Permit accruing on and after the Effective Time (including, to the extent permissible, through a sub-contracting, sub-licensing, sub-participation or sub-leasing arrangement, or an arrangement under which the Sellers would enforce such Contract, lease or Permit for the benefit of Partnership, with Partnership, to the extent permissible, assuming a Seller’s executory obligations and any and all rights of the Seller against the other party thereto). If the approval of the other party to such Contract, lease or Permit is obtained, such approval will, as between the Sellers and Partnership, constitute a confirmation (automatically and without further action of the parties) that such Contract, lease or Permit is assigned to Partnership as of the Effective Time, and (automatically and without further action of the parties) that the liabilities with respect to such Contract, lease or Permit are, subject to the terms of the Seller Contribution Agreement dated the date hereof to be executed by the Sellers and Partnership in connection with the Partnership Formation, assumed as of the Effective Time. After the Effective Time, Partnership and the General Partner shall indemnify Sellers for any liabilities arising after the Effective Time under such non-assignable Contracts, leases or Permits, but only to the extent Partnership received the economic benefits under such Contracts, leases or Permits.

Section 7.5 Further Assurances From time to time, as and when requested by any party hereto, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement or to vest Partnership with full title to all properties, assets, rights, approvals, immunities and franchises of Seller as of the time immediately prior to the Effective Time (other than the Seller Retained Assets).

Section 7.6 Immigration Effective on an after the Closing Date, with respect to employees of a Seller that are offered and accept employment with Partnership in connection with Closing, (a) such Seller shall cease to serve and Purchaser shall commence to serve as the sponsoring and petitioning employer for petitions, applications and other filings with the U.S. Citizenship and Immigration Services, the U.S. Department of Labor, or the U.S. Department of State (including any U.S. embassy or consular post) (collectively, the “Immigration Documents”) requesting employment based nonimmigrant visa benefits on behalf of or with respect to such employees, and (b) Purchaser shall assume all immigration related interests and obligations that have arisen or will arise on or after the Closing Date for such employees in connection with the Immigration Documents. By Sellers and Purchaser closing this transaction and Partnership’s hiring of certain of the employees of Sellers, Sellers and Purchaser intend for Partnership to be deemed such Sellers’ successor in interest for purposes of U.S. immigration law with respect to such employees.

Section 7.7 Real Property Leases Attached hereto as Exhibit N copies of the lease agreements and/or assignments with respect to the Clinic locations.

Section 7.8 Insurance Sellers shall purchase (and at Closing provide to Purchaser a certificate of coverage to evidence) “tail” or extended reporting professional liability insurance coverage, having limits reasonably acceptable to Purchaser, insuring Sellers against professional liability claims noticed or filed during the two (2) year period after the Closing Date that arise from acts or omissions alleged to have occurred on or prior to the Closing Date. Purchaser shall be named as an additional insured on the foregoing policy.

Section 7.9 Minimum Cash Balance. At and immediately following Closing, the Sellers’ bank account used in the Business which will become an asset of (and be controlled by) the Partnership, shall have a cash balance of at least $1,117,500 (the “Minimum Cash Balance”).

Section 7.10 Bardavon. The parties acknowledge and agree that (a) Bardavon Health Innovations, LLC (“Bardavon”) and the Partnership shall enter into that certain sublease, attached hereto to Schedule 7.10, pursuant to which Bardovan shall lease the use of certain office space; (b) the individuals identified in Scheule 5.21(f) as “Bardavon Health Innovations, LLC employees as of the Closing” are and shall be employees of Bardovan (and not the Partnership) and the Partnership shall have no financial obligation to such Bardovan employees whatsoever; and (c) Bardovan and the Partnership shall enter into that certain “Bardovan Provider License Agreement” attached hereto to Schedule 7.10.

Section 7.11 General. Each party hereto shall use its or his commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VIII

CERTAIN TAX MATTERS

Section 8.1 Transfer Taxes Any sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Taxes that may be imposed by any Governmental Authority, in connection with this transaction, will be borne by Sellers.

Section 8.2 Partnership Status The parties hereto intend that Partnership will constitute a partnership for U.S. federal income tax purposes both (i) following the consummation of the Pre-Closing Reorganization and before the Closing and (ii) immediately following the Closing. No party hereto shall take any action to cause Partnership not to be treated as a partnership for U.S. federal income tax purposes as of any period after the Closing.

Section 8.3 Section 754 Election The parties hereto agree that Partnership will file with the IRS, and the parties hereto hereby request and consent to the filing of, an election under Section 754 of the Code.

Section 8.4 Pre-Closing Tax Periods Sellers will cause to be included in their respective income Tax Returns for all Pre-Closing Tax Periods, all revenue and expense relating to the operations of the Business during such periods or portions thereof. Owners will prepare and timely file or cause to be prepared and timely filed all such Tax Returns with the appropriate Governmental Authority. The Sellers and Owners hereby agree that they shall pay or cause to be paid all payments of Tax shown to be due and owing on such Tax Returns.

Section 8.5 Tax Cooperation Sellers, Owners and Purchaser will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain for at least eight years and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. In addition, Sellers will retain until the applicable statutes of limitations (including any extensions) have expired copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Pre-Closing Tax Periods and will not destroy or otherwise dispose of any such records without first providing Purchaser with a reasonable opportunity to review and copy the same.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 Survival The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for two (2) years; provided, however, that the Selected

Representations and Warranties shall survive the Closing for four (4) years. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All covenants and agreements of the parties contained in this Agreement (including the obligations of indemnification contemplated by this Article IX) will survive the Closing indefinitely.

Section 9.2 Indemnification (a) Each of the Sellers and each of the Owners (in their respective individual capacity) hereby, jointly and severally, indemnify, defend and hold harmless the Purchaser and its partners, officers, directors, employees, affiliates, stockholders representatives and agents, and the successors or assigns to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) against any and all liabilities, damages and losses, and all reasonable costs or expenses, including reasonable attorneys’ fees and expenses incurred in respect of Third-Party Claims or claims between the parties hereto (“Damages”), if and to the extent such Damages are incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Sellers and/or Owners in Article V to be true and correct as of the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by either of the Sellers or Owners pursuant to this Agreement, (iii) the failure of either of the Sellers to pay, satisfy or otherwise discharge any Retained Liability, including any liability for Taxes of a Seller, (iv) any Damages arising from the operation of the Business prior to the Closing Date, including, without limitation, acts or omissions relating to patient care services and any overpayment, recoupment, fine or penalty with respect to any payor (federal, commercial or otherwise) relating to or arising from services performed by a Seller prior to the Closing Date, or (v) any Damages arising from the Seller Retained Employee Benefit Plans that relate to periods prior to the Closing (except with respect to the dollar value of such accrued and unpaid sick pay and vacation, which is being sassumed by the Partnership), provided, however, that the Sellers and Owners will not be liable under this Section 9.2(a) (other than 9.2(a)(iii)) unless, and then only to the extent, the aggregate amount of Damages exceeds $100,000, in which case the Sellers and Owners shall only be responsible for Damages in excess of such amount, and provided further, however, that in no event shall Sellers and Owners, in the aggregate, be obligated for any Damages in excess of $10,000,000.

(b) The Purchaser will indemnify, defend and hold harmless the Sellers, and their respective officers, directors, employees, affiliates, successors, assigns, representatives and agents, against Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Purchaser in Article VI to be true and correct as of the Closing Date (ii) the breach of any covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement, or (iii) the failure of Partnership to pay, satisfy or otherwise discharge any Partnership Assumed Liabilities, including Taxes of Purchaser or Partnership, or (iv) any Damages arising from the operation of the Business after the Closing Date, including, without limitation, acts or omissions relating to patient care services and any overpayment, recoupment, fine or penalty with respect to any payor (federal, commercial or otherwise) relating to or arising from services performed by Partnership after the Closing Date that are not directly related to the wrongful act or negligence of Condon.

Section 9.3 Procedures If any Person who or which is entitled to seek indemnification under Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

(b) If, within 20 days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 9.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within twenty (20) days after receiving written notice from the Indemnified Party or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter in accordance with the terms of this Agreement, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith; provided, however, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction. If the Indemnifying Party disputes the right to indemnity, the Indemnified Party may also defend such claim or demand or settle or pay any such claim or demand, but any right to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified

Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

(c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) A failure to give timely notice or to include any specified information in any notice as provided in Section 9.3(a), 9.3(b) or 9.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

Section 9.4 Offset If the Purchaser incurs any Damages for which it is entitled to indemnification by the Sellers or Owners under this Article IX, then pursuant to (i) a written agreement for offset among the Purchaser and the Sellers or (ii) either (x) a decision by an arbitrator in accordance with Section 10.12 or (y) a judgment entered by a court of competent jurisdiction, the Purchaser shall have the right to offset any payments of principal and/or interest due or to be due under the Note by the amount of the Damages. Such right of offset shall not be considered an exclusive remedy, it being agreed that the Purchaser shall also be entitled to exercise any other remedies available to it at law or equity, including the indemnification rights set forth in this Article IX.

In addition, if a dispute arises or exists concerning a claim as to whether the Sellers or Owners are obligated to indemnify the Purchaser pursuant to this Article IX, the Purchaser shall make a good faith estimate of the amount of such indemnification liability (the “Estimated Dispute Amount”) and shall have the right (but not the obligation), if any payment(s) under the Note become due prior to the final resolution of such dispute consistent with the immediately preceding paragraph, to place such amounts in an escrow account pursuant to terms reasonably satisfactory to Owners and the Purchaser until such time as the dispute is finally resolved in a manner consistent with the immediately preceding paragraph.

Section 9.5 Payment of Indemnification Payments All indemnifiable Damages payable by the Sellers or Owners under this Article IX shall, subject to Section 9.4, be paid in cash in immediately available funds. All indemnifiable Damages payable by the Sellers or Owners under this Article IX shall be net of amounts actually recovered by the Purchaser under any insurance policy. If, following the receipt by an Indemnified Party under Section 9.2(a) of any indemnity payment hereunder, such Indemnified Party shall receive any insurance recovery or indemnity payment from a third party in respect of the same underlying claim, such Indemnified Party shall reimburse the Sellers or the Owners, as applicable, to the extent of such insurance recovery or third party indemnity payment. All indemnifiable Damages payable by the Purchaser under this Article IX shall be paid in cash in immediately available funds. Notwithstanding anything to the contrary contained herein, the Purchaser shall set off indemnifiable Damages to which it is entitled hereunder against any payments of principal and/or interest due or to be due under the Note prior to the exercise by the Purchaser of additional rights under this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (receipt confirmed) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a) If to the Purchaser to:

U.S. Physical Therapy, Ltd.

1300 West Sam Houston Parkway South

Suite 300

Houston, Texas 77042

Facsimile No.: (713) 266-0558

Attention: General Counsel

(b) If to the Seller or Owner to:

Athletic & Rehabilitation Center, LLC

O’Rourke Management Services, Inc.

c/o Kevin O’Rourke

7130 N. National Drive

Parkville, MO 64152

And

Athletic & Rehabilitation Center, LLC

Condon Management Services, Inc.

c/o Matthew Condon

6222 Glenfield

Fairway, KS 66205

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 10.2 Amendments and Waivers Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.3 Expenses Subject to Section 3.1, whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party.

Section 10.4 Successors and Assigns The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided, however, that Purchaser may assign all or any portion of its rights and/or obligations hereunder to an Affiliate of Purchaser or the Parent; provided, further, that no such assignment shall relieve Purchaser from its obligations hereunder. Any assignment in violation of the preceding sentence will be void ab initio.

Section 10.5 No Third-Party Beneficiaries This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 10.6 Governing Law This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

Section 10.7 Jurisdiction Except as otherwise provided in Section 10.12 or to otherwise enforce an arbitrator’s award or decision pursuant to Section 10.12, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Texas, in Harris County, and the federal courts in the Southern District of Texas. Each of the parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 will be deemed effective service of process on such party.

Section 10.8 Counterparts This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.9 Table of Contents; Headings The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

Section 10.10 Entire Agreement This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

Section 10.11 Severability; Injunctive Relief If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

Section 10.12 Arbitration Any dispute between the parties hereto with respect to any claim for indemnification or otherwise arising under this Agreement shall be resolved by binding arbitration in accordance with the following provisions, provided, however, that any party may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration.

(b) Any party to this Agreement may submit any dispute that is subject to arbitration by giving written notice to the other parties hereto. Within 30 days after receipt of such notice by such other party, the parties hereto shall mutually select an arbitrator. If the parties are unable to agree upon such selection within such 30 days, then either party may, upon at least five days prior written notice to the other party, request the American Arbitration Association to appoint the arbitrator. The American Arbitration Association may thereupon appoint the arbitrator. The arbitrator shall be impartial and unrelated, directly or indirectly, so far as rendering of services is concerned to either of the parties or any of their respective Affiliates. The arbitration shall be conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as otherwise provided in this Section 10.12, and the arbitrator shall be paid on an hourly basis, except as otherwise mutually agreed; provided, however, the parties hereto agree and affirm that any such arbitration as contemplated hereunder shall permit full and complete discovery hereunder.

(c) The arbitrator shall investigate the facts and may, in his or her discretion, hold hearings, at which the parties hereto may present evidence and arguments, be represented by counsel and conduct cross-examination. The arbitrator shall render a written decision on the matter presented as soon as practicable after his or her appointment and in any event not more than 90 days after such appointment. The decision of the arbitrator, which may include equitable relief, shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. If the arbitrator shall fail to render a decision within such 90 day period, either party may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect. Each party shall bear their own costs and expenses in any such proceeding. In resolving any dispute, the arbitrator shall apply the provisions of this Agreement and applicable law, without varying therefrom in any respect. The arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement.

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The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:

U.S. PHYSICAL THERAPY, LTD.

By:	National Rehab Management GP, Inc.,
its general partner

By:	/s/ Chris Reading
Chris Reading, President

SELLERS:

ARC REHABILITATION SERVICES, LLC,

By:	/s/ Matthew J. Condon
Matthew J. Condon, President/CEO

ATHLETIC & REHABILITATION CENTER, LLC,

By:	/s/ Matthew J. Condon
Matthew J. Condon, President/CEO

OWNERS:

/s/ Matthew J. Condon
Matthew J. Condon

/s/ Kevin O’Rourke
Kevin O’Rourke